Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310	The Ruth Group Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports First Quarter 2011 Results

- Investor Day Today at 8:15 am EDT to Highlight Launch Metrics -

First Quarter 2011 Highlights:

•	Qutenza® (capsaicin) 8% patch purchased by 321 institutions, up from 239 in Q4 2010

•	Revenue of $3.2 million including $0.6 million U.S. Qutenza product revenue

•	Operational focus enables lower planned expense growth in 2011

•	Qutenza sales initiated in Poland and Czech Republic by Astellas

•	NGX-1998 Phase 2 clinical trial continues in postherpetic neuralgia (PHN) patients surpassing 65% enrollment

San Mateo, Calif., (April 29, 2011) – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for its first quarter ended March 31, 2011.

Anthony DiTonno, President and CEO, commented, “We are now one full year into the U.S. launch of Qutenza. We made progress in our goal of creating awareness of Qutenza among our target physician groups and in establishing a base of Qutenza treatment sites from which to build. As we move into our second year post launch, we are focusing our sales organization on growing the number of sites of care that can optimally utilize Qutenza and building patient awareness and increased physician usage.”

Qutenza Launch Metrics

NeurogesX is executing the U.S. launch strategy for Qutenza by establishing a national network of Qutenza referral sites (QPROs) and continuing to expand marketing activities to reach patients treated in the primary care setting. Key Qutenza launch metrics as of March 31, 2011 were as follows:

•	Qutenza on formulary or available without restriction in 137 institutions as of March 31, 2011, up from 102 at year end 2010

•	321 institutions purchased Qutenza through first quarter 2011, an increase of 34% from 239 in the fourth quarter 2010

•	Percentage of repeat institutional customers grew to 60% of all institutional customers ordering in the first quarter 2011, up from 46% in fourth quarter 2010

•	The cumulative number of private physician customers that have ordered Qutenza rose to 221 through March 31, 2011, up from 159 at December 31, 2010

•	Training activity continues with 1,535 physicians and institutions trained by March 31, 2011, up from 1,127 at December 31, 2010

First Quarter 2011 Results

Total revenue for the first quarter ended March 31, 2011 was $3.2 million, which consisted of $2.6 million in collaboration revenue, primarily from the amortization of upfront license fees received under the Astellas Agreement, and $0.6 million of Qutenza product sales.

During the three months ended March 31, 2011, the Company recorded sales of Qutenza to its specialty distribution and specialty pharmacy customers totaling $0.6 million. Under the Company’s revenue recognition policy, the Company recognized revenue during the three months ended March 31, 2011 totaling $0.6 million.

Due to the limited history of product returns and cash collections, NeurogesX recognizes revenue at the later of the time the product is shipped by its customers to healthcare professionals and the date of cash collection. As of March 31, 2011, the Company had $0.6 million of deferred product revenue. Deferred revenue is reported net of associated cost of goods sold on the Company’s balance sheet. Of the deferred revenue total, $0.4 million was sold through to end users (i.e., physicians, clinics and hospitals) and the deferral resulted from cash payments not yet being due under the payment terms, while $0.2 million represented deferral of sales into the Company’s distribution channel, recognition of which will be based ultimately upon sales of those units to end users.

Cost of goods sold for the first quarter 2011 totaled $0.1 million. Cost of goods sold includes product costs, fixed monthly charges related to the Company’s third party logistics provider for warehousing, shipping activities, and royalty obligations due to intellectual property licensors.

Research and development expenses for the first quarter 2011 were $4.0 million, compared to $2.1 million in the year ago period. The year-over-year change included increases of $0.9 million associated with the NGX-1998 Phase 2 study and $0.3 million of non-clinical research and development for NGX-1998. In the most recent period the Company recorded a $0.3 million increase in costs related to the planned supplemental NDA for Qutenza in the HIV-AN patient population.

Selling, General and Administrative (SG&A) expenses for the first quarter 2011 were $10.3 million, up from $8.8 million in the first quarter 2010. In the first quarter of 2011, $1.8 million of the increase was due to a full quarter of salary and related expenses for the Company’s sales organization, while in 2010 the sales organization staffing occurred late in the quarter, and $0.9 million related to marketing events held in the first quarter of 2011. These increases were partially offset by $1.2 million in lower marketing materials costs and $0.3 million in lower training costs, as the Company incurred significant pre-launch costs for Qutenza in the first quarter of 2010.

Net loss for the first quarter 2011 was $13.4 million, or $0.75 per share, compared to a net loss of $9.2 million, or $0.52 per share, for the first quarter 2010.

Cash, cash equivalents and short-term investments were $34.7 million at March 31, 2011, compared to $46.8 million at December 31, 2010.

Stephen Ghiglieri, EVP, COO and CFO, commented, “In the last month, we reassessed our spending levels and narrowed our focus in a number of operational areas including a refocusing of our sales organization on larger institutions and large private practices who can become QPRO sites. These initiatives allowed us to moderate planned spending growth and as a result, we have reduced our planned operating expenses for 2011 by approximately 14% from prior guidance. Our 2011 operating expenses are now expected to be in the range of $50 million to $53 million. Our primary focus remains on ensuring the continued adoption of Qutenza, recognizing the longer term nature of the investments necessary for success. Other key activities include submission of a supplemental NDA for Qutenza for the management of neuropathic pain associated with HIV-associated neuropathy (HIV-AN) as well as advancing the clinical development of NGX-1998, our topical liquid formulation containing a high concentration capsaicin. With our reduced expenses and continued focus on our key operational initiatives, we continue to pursue opportunities to increase our capital.”

Investor Day

NeurogesX will host an investor day today from 8:15 am - 11:00 am EDT at The New York Palace Hotel in New York. As part of the presentation, management will review results for the first quarter ended March 31, 2011. The Company will provide an update on the US launch of the Qutenza® (capsaicin) 8% patch and on the development of NGX-1998. The Investor Day will be webcast live and archived for 30 days on the investor relations section of the NeurogesX website at www.neurogesx.com.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza® (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company is currently preparing to submit a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated neuropathy (HIV-AN) also known as HIV-distal sensory polyneuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies and patient dosing is underway in a Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements regarding expectations regarding the submission of the supplemental new drug application for label expansion of Qutenza, expectations regarding the Company’s Phase 2 clinical trial of NGX-1998 and expected operating expenses, including moderated expense growth, for 2011. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the commercialization of Qutenza, including with respect to the successful marketing or manufacture and supply of Qutenza; physician or patient reluctance to use Qutenza, despite efforts and strategies to commercialize Qutenza; difficulties or delays in the further development of Qutenza for additional indications, including difficulties or delays in the submission of the sNDA for Qutenza; and difficulties or delays in the clinical development of NGX-1998. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NEUROGESX, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share information)

	Three Months Ended March 31,
	2011	2010
Net product revenue	$575	$—
Collaboration revenue	2,595	1,786

Total revenue	3,170	1,786

Operating expenses:
Cost of goods sold	108	—
Research and development	3,957	2,123
Selling, general and administrative	10,282	8,806

Total operating expenses	14,347	10,929

Loss from operations	(11,177)	(9,143)
Interest income	27	8
Interest expense	(2,200)	(4)
Other income (expense), net	(13)	(24)

Net loss	$(13,363)	$(9,163)

Basic and diluted net loss per share	$(0.75)	$(0.52)

Shares used to compute basic and diluted net loss per share	17,870,347	17,726,153

NEUROGESX, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2011	December 31, 2010
		(Note 1)
Assets
Current assets:
Cash and cash equivalents	$4,240	$8,705
Short-term investments	30,463	38,125
Trade receivable	623	607
Receivable from collaboration partner	98	65
Inventories	768	786
Prepaid expenses and other current assets	1,770	1,082
Restricted cash	290	290

Total current assets	38,252	49,660
Property and equipment, net	774	809
Restricted cash	120	120
Other assets	253	261

Total assets	$39,399	$50,850

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,674	$1,544
Accrued compensation	1,506	1,867
Accrued research and development	821	582
Other accrued expenses	4,173	3,011
Deferred product revenue, net	563	577
Deferred collaboration revenue	7,261	7,242
Long term obligations—current portion	2,605	2,222

Total current liabilities	18,603	17,045

Non-current liabilities:
Deferred collaboration revenue	30,554	32,359
Deferred rent	67	115
Long term obligations	44,230	42,622

Total non-current liabilities	74,851	75,096

Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.001 par value	18	18
Additional paid-in capital	215,806	215,220
Accumulated other comprehensive gain (loss)	11	(2)
Accumulated deficit	(269,890)	(256,527)

Total stockholders’ deficit	(54,055)	(41,291)

Total liabilities and stockholders’ deficit	$39,399	$50,850

(Note 1) Derived from the audited consolidated financial statements as of December 31, 2010.